Exhibit 10.7

LICENSE AGREEMENT

THIS AGREEMENT is made and entered into the 27th day of March, 2001 (the “Effective Date”) by and between the GEORGIA TECH RESEARCH CORPORATION, a nonprofit corporation organized and existing under the laws of the State of Georgia and having its principal offices at the Georgia Institute of Technology (hereinafter “GIT”), Centennial Research Building, Atlanta, Georgia 30332-0415, (hereinafter “GTRC”) and CardioMEMS, Inc., a corporation existing under the laws of the State of Ohio, and having its principal offices at 109 Waverly Lane, South Russell, Ohio 44022, (hereinafter “Licensee”).

W I T N E S S E T H:

WHEREAS, GTRC owns and wants to provide for the commercialization of a certain invention entitled “System and Method for Sensing Physical Properties”, which is the subject of GTRC Invention Disclosure Number 1879 and U.S. Patent Number 6,111,520 (the “Invention”); and

WHEREAS, GTRC has available to it certain know-how, technology, trade secrets and methods (hereinafter “Know-how”) which relate to the Invention; and

WHEREAS, Licensee wishes to utilize the Invention, the Patents, and Know-how related to the Invention and the Patents (collectively, the “Technology”) to achieve the development, manufacture, and sale of Products (as defined below) containing the Technology.

NOW, THEREFORE, GTRC and Licensee in consideration of the foregoing and the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1.	DEFINITIONS

As used herein:

1.1

“Licensee Confidential Information” means any information, trade secrets, data, or know-how of Licensee or any of its affiliates, including, but not limited to, the Licensee’s patent applications, information relating to test or clinical data, licenses, research plans, regulatory plans, products or services, development, inventions, consultants’ or advisors’ identities, samples, processes, designs, engineering, marketing, financial matters, or business partners disclosed by the Licensee either directly or indirectly in writing, orally or by drawings or inspection of samples which have been indicated as proprietary. Licensee Confidential Information does not include information, technical data or know-how which (i) is known by GTRC prior to its disclosure to GTRC as demonstrated by GTRC’s records ; (ii) before or after it has been disclosed to the GTRC, it is part of the public knowledge or literature, not as a result of any action or inaction of GTRC or any of its affiliates; (iii) is approved for release by written authorization of Licensee; or (iv) is rightfully disclosed to GTRC by a third party without restriction.

1.2	“Field of Use” shall mean medical diagnostic equipment, implants and prostheses, medical monitoring equipment, surgical and medical equipment, medical services and applications, and medical therapeutic equipment.

1.3	“Patents” shall mean any issued patents and any patent applications disclosing and claiming the Invention, including but not limited to those patents and patent applications listed on Schedule A attached hereto and any reissued patent, patent issuing from a continuation application, divisional application or continuation-in-part application, any extensions or additions thereto, and any corresponding foreign patent applications relating thereto.

1.4	“Products” shall mean any method, product or machine incorporating the Technology.

1.5	“GTRC Proprietary Information” shall mean information and trade secrets owned or controlled by GTRC at any time during the term of this Agreement, which relates to the Inventions covered by the Licensed Patents, including but not limited to, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how.

1.6	“Sales,” “Sell,” or “Sold” shall mean any sale, transfer, lease, license, permission to use or other transfer of the right of possession or other conveyance by Licensee or any affiliate, subsidiary or parent entity of Licensee or through a sublicensee.

1.7	“Territory” shall mean the world.

2.	GRANT OF LICENSE

2.1	GTRC hereby grants to Licensee an exclusive, nontransferable, license in and to the Technology, with a right of sublicense, to make, have made, sell, offer for sale, use, and import Products in the Field of Use throughout the Territory. The foregoing license shall be subject to any rights of the government pursuant to the Bayh-Dole Act.

2.2	Licensee shall not export any Product or enter into any sublicense without fully and completely complying with any and all United States export or munitions control regulations and laws.

2.3	Licensee acknowledges and agrees that by entering into this Agreement, it may be precluded from receiving subcontracts from the Georgia Institute of Technology funded by an agency of the Federal government which it might otherwise be able to receive on a sole basis.

2.4	Any provision of this Agreement to the contrary notwithstanding, GTRC reserves an irrevocable, nonexclusive, royalty-free, nontransferable license to make and use the Technology solely for educational and research purposes only as practiced by GTRC and GIT and not for any commercial use or exploitation.

3.	CONSIDERATION

3.1	In consideration of the granting herein of the License as described in Article 2, Licensee shall:

3.1.1	Pay GTRC Ten Thousand ($10,000) U.S. Dollars within thirty (30) days of the Effective Date of this Agreement;

3.1.2	Raise at least One Million U.S. Dollars ($1,000,000) in capital within twelve (12) months and a total of Two Million U.S. Dollars ($2,000,000) within Thirty Six (36) months, of the Effective Date of this Agreement.

3.2	As additional consideration for the License, Licensee shall pay GTRC an annual maintenance fee of Ten Thousand Dollars ($10,000) commencing three (3) years from the Effective Date of this Agreement.

3.2	As additional consideration Licensee shall issue to GTRC a sufficient number of shares of the common stock of Licensee so that GTRC will own one and one-half percent (1.5%) of the total number of shares issued by Licensee on a fully diluted basis as of the Effective Date, assuming the exercise, conversion and/or exchange of all outstanding securities of Licensee for or into shares of common stock as of the Effective Date, all on the terms and conditions as set forth in a stock purchase agreement (“Stock Purchase Agreement”) to be entered between Licensee and GTRC.

3.3	GTRC and Licensee will negotiate in good faith with the aim of executing the Stock Purchase Agreement as soon as practicable following execution of this License agreement, but in any event no later than 15 days following the execution of this License agreement. Said Stock Purchase Agreement shall provide GTRC terms for dilution and registration of its common stock no less favorable than for the founders of Licensee and be in accordance with the laws of the United States, including the regulations of the Securities and Exchange Commission.

4.	SUBLICENSES

4.1	Subject to this Paragraph, Licensee may grant sublicenses, provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further assigned or sublicensed.

4.2	Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement and shall at a minimum, contain the same protection of the GTRC Proprietary Information as is set forth herein.

4.3	In respect of any sublicense granted by Licensee within four (4) months of the Effective Date of this Agreement and in accordance with this Section 4, Licensee shall promptly pay to GTRC an amount equal to thirty-five percent (35%) of any one time lump sum payment, royalty payments, or other payment, howsoever calculated, made by sublicensee thereunder in consideration for the grant of such sublicense to it by the Licensee. Notwithstanding anything to the contrary in this paragraph 4.3, Licensee has no obligations to pay to GTRC any amount received in consideration for the grant of any such sublicense if such grant occurs after the period of four (4) months from the Effective Date of this Agreement.

5.	ACCOUNTS

5.1	Prior to signing this Agreement, Licensee has provided to GTRC a written research and development plan under which Licensee intends to bring the Technology into commercial use upon execution of this Agreement. Such plan shall include projections of United States Food and Drug Administration (USFDA) approvals, sales and proposed marketing efforts.

5.2	Licensee shall provide written annual reports within ninety (90) days after December 31 of each calendar year which shall include, but not be limited to, reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. Licensee shall also provide any reasonable additional data GTRC may require to evaluate Licensee’s performance.

5.3	Licensee shall keep at its usual place of business true and particular accounts of all matters connected with the use of the Technology and the manufacture and sale of all Products containing true entries complete in every particular as may be necessary or proper.

5.4	Notwithstanding anything contained herein to the contrary, GTRC agrees to use the information provided pursuant to this Section 5, for the purpose of evaluating its equity position in the Licensee and to evaluate Licensee’s performance under this Agreement. GTRC shall undertake to treat the Licensee Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature. The provisions of this Section 5.4 shall not apply (i) to the extent that GTRC is required to disclose Licensee Confidential Information pursuant to any law, statute, rule or regulation or any order of any court of competent jurisdiction; or (ii) to the disclosure of Licensee Confidential Information to GTRC’s employees, counsel, accountants or other professional advisors in connection, but not limited to, with evaluation of GTRC’s equity position in the Licensee and the Licensee’s performance under this Agreement.

6.	IMPROVEMENTS

6.1	Should Licensee or any consultant or employee of Licensee during the term of this Agreement make or discover or conceive any improvement in connection with the Technology, whether patentable or not, which if practiced would constitute an infringement of any valid claim under any of the Patents (“Improvements”), Licensee may in its sole discretion disclose or cause the same to be disclosed to GTRC, and such Improvement shall be deemed to be a part of the “Technology”. The foregoing notwithstanding, Licensee shall own all right, title and interest in any such Improvements and shall have the sole and exclusive right, but not the obligation, to file, prosecute and maintain at its own cost and expense any patents or other protection with respect to such Improvements. Licensee in its sole discretion, may make available to GTRC and GIT any information or data necessary for the proper understanding or use of the Improvements it makes to the Technology and in its sole discretion may grant to GTRC and GIT an irrevocable, nonexclusive, royalty-free, nontransferable license to use the Improvements throughout the world for educational and research purposes only as practiced by GTRC and GIT and not for any commercial use or exploitation.

6.2

If GTRC makes or discovers or conceives of any Improvement through Mark Allen, (other than Improvements described in Section 6.3 below), GTRC shall, subject to the rights any third party may have as a result of, but not limited to, sponsored research, disclose or cause the same to be disclosed to Licensee and any such Improvement shall be deemed to be included in the term “Technology” and to be included in this Agreement and be subject to the terms hereof and any application for letters patent or other equivalent protection made in respect thereof shall be treated as if it were included in the term “Patents”. Licensee shall have the sole option to file, prosecute and maintain all patent applications relating to such Improvements. If Licensee exercises its option in accordance with this paragraph, Licensee shall be responsible for all costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of such patent applications and the maintenance of any patents issuing therefrom. In the event that Licensee declines to file, prosecute or maintain any application or patent relating to such Improvements, Licensee shall give GTRC prompt notice of such decision. Thereafter, GTRC may, at its own expense, continue to prosecute or maintain such application or patent, which shall no longer be included within the Patents.

6.3	Notwithstanding anything contained herein to the contrary, GTRC acknowledges that the Licensee intends to use Mark Allen and Michael Fonseca (each a “GTRC Affiliate and collectively the “GTRC Affiliates”) to provide services as a consultant to the Licensee. The Parties expressly acknowledge and agree that ownership of any discovery or improvement to the Technology, whether patentable or not, developed by GTRC Affiliates or any other personnel of GIT and/or GTRC in the capacity of a consultant to Licensee shall be determined in accordance with, but not limited to, section 5.14 “Intellectual Property Policy” and section 5.2 “Conflict of Interest, Consulting, Disclosure” of the Georgia Tech Faculty Handbook (the “GT Handbook”) and Section 10 of this Agreement. The Parties further acknowledge and agree that for so long as the Consulting Agreement presently contemplated to be entered by and between Mark Allen and the Licensee (the “Allen Consulting Agreement”) is entered into in accordance with and in adherence to section 5.14 and section 5.2 of the Georgia Tech Faculty Handbook and for so long as the Mark Allen’s services pursuant to the Allen Consulting Agreement meets the requirements for “Individual Effort” as set forth in Section 5.14.6 of GT Handbook, the ownership of any work product, including any discovery or improvement relating to the Technology and intellectual property rights therein resulting from the Consulting Agreement may be assigned by Mark Allen to the Licensee as set forth in the Allen Consulting Agreement.

7	EXPANDED FIELD OF USE AND NOTIFICATION

7.1

Expanded Field of Use. Subject to rights of the government pursuant to the Bayh-Dole Act and any future rights acquired by third parties in a license with GTRC in accordance with Section 7.2, GTRC grants Licensee the opportunity to expand the license granted pursuant to Section 2 hereof to include Products outside the Field of

Use (the “Expanded Field of Use”). Such opportunity shall be available to Licensee upon written notice to GTRC indicating Licensee’s desire to expand the license to the Expanded Field of Use. Along with such notice to GTRC (the “Expanded Field Notice”), Licensee shall indicate the new field(s) and/or area(s) as well as provide GTRC with marketing and development plans relating to such expanded license. Upon providing the Expanded Field Notice the marketing and development plans, GTRC and Licensee shall promptly engage in good faith negotiation with respect to such expanded license. GTRC shall only grant expanded licenses to Licensee in areas Licensee can demonstrate expertise and if Licensee has met its obligations under Section 3 and is not in breach of the obligations in Section 9 of this Agreement at the time Expanded Field Notice is received by GTRC.

7.2	Right of First Offer and Notification. GTRC grants to Licensee a limited “right of first offer” whereby GTRC shall notify Licensee in writing (the “First Offer Notice”) if it wishes to license or otherwise transfer to any third party any rights to the Technology to make, have made, sell, offer for sale, use or otherwise import Products outside the Field of Use (the “Other Field of Use”). GTRC shall also notify Licensee (“Other Notice”) if GTRC receives an offer from any third party to license the rights to the Technology to make, have made, sell, offer for sale, use or otherwise import Products in Other Field of Use. The First Offer Notice or the Other Notice, as the case may be, shall include any information related to the proposed license (other than any proprietary third party information) that is reasonably necessary to assist Licensee in making an informed decision regarding the exercise of its rights under this Section 7.2. Licensee shall use reasonable efforts to notify GTRC within 10 days after receiving the First Offer Notice or Other Notice on whether it wishes to exercise its rights in accordance with Section 7.1. Upon receipt of such notification, Licensee may exercise its right in accordance with Section 7.1. If Licensee has notified GTRC of its desire to exercise its rights under this Section 7 and the notification is in response to the First Offer Notice and not the Other Notice, the Licensee shall have the right to negotiate exclusively with GTRC for a period not to exceed 30 days from when the First Offer Notice was received by Licensee. Notwithstanding anything to the contrary in this Section 7.2, GTRC shall have no obligation to delay, postpone, or otherwise hinder negotiations with any interested third party in the case a third party has approached GTRC with respect to a proposed license to the Technology to make, have made, sell, offer for sale, use or otherwise import Products in Other Field of Use

7.3	If Licensee and GTRC have agreed to and expanded the License to outside the Field of Use as contemplated in Section 7.1 and Section 7.2 above, then the “Field of Use” as referenced in this Agreement shall be deemed to include the original Field of Use as well as such Expanded Field of Use or Other Field of Use, as the case may be, agreed to pursuant to such expanded license.

8.	CONFIDENTIALITY

8.1	Licensee shall not disclose any GTRC Proprietary Information pertaining to the Invention other than to Licensee employees, consultants or agents who must have access to such Information in order to further develop and commercialize the technology or otherwise carry out Licensee’s obligations under this Agreement and to potential sublicensees of the Technology, provided such disclosure is in accordance with Section 8.3 hereof. Prior to disclosure of Proprietary Information to Licensee employees, such employees shall be under a written obligation of confidentiality to Licensee at least as restrictive as the provisions contained herein. Proprietary Information shall be maintained in confidence by Licensee for so long as such GTRC Proprietary Information is maintained in confidence by GTRC.

8.2	To protect GTRC Proprietary Information, Licensee shall adopt security measures commonly observed in industries that rely on proprietary information. These measures shall include, but not be limited to, restricted access to such information, marking such information, and the selective destruction of sensitive materials. Upon termination of this Agreement, Licensee shall return or destroy all documents or materials embodying GTRC Proprietary Information.

8.3	Any disclosure of GTRC Proprietary Information by Licensee to potential sublicensees of the Technology shall be prohibited, unless such potential sublicensee has signed an agreement which imposes obligations of confidentiality and nonuse at least as restrictive as those imposed on Licensee hereunder.

8.4	GTRC Proprietary Information does not include information which:

a.	is published or is otherwise in the public domain through no fault of the receiving party; or

b.	prior to disclosure hereunder, can be demonstrated by the receiving party to have been in its possession prior to receipt under this Agreement; or

c.	is properly obtained by the receiving party without restriction from a third party; or

d.	is independently developed by or for the receiving party without reliance, direct or indirect, on such information; or

e.	is disclosed by the receiving party to a third party with the written approval of the disclosing party; or

f.	is obligated to be produced by order of a court of competent jurisdiction.

9.	INITIAL DEVELOPMENT AND FULL USE OF TECHNOLOGY

9.1	Licensee shall:

(a)	submit and pursue an application to the United States Food and Drug Administration (the “USFDA”) for approval of a Product utilizing the Technology, the first such application to be submitted within thirty-six (36) months from the date of this Agreement; and

(b)	make a first commercial sale of any Product within twelve (12) months from the date of USFDA approval of such Product, either directly itself or through its affiliates, parent entity or subsidiaries or indirectly through a sublicensee.

9.2	Should Licensee not generate a cumulative amount of Sales of Products of at least One Million Dollars ($1,000,000) during the five year period following the date of USFDA approval of the first Product and the continued Sales of Products in each year thereafter, GTRC shall have the option to allow this Agreement to continue in full force and effect or to convert the license granted hereunder to a nonexclusive license upon written notice to Licensee.

10.	CONSULTING

10.1	Any use of GIT personnel as consultants shall be on a non-interfering basis with normal GIT activities. Licensee shall make arrangements with GIT to assure noninterference. Compensation and travel reimbursement are to be paid directly to consultants by Licensee. Except as specifically referenced in Section 6.3 above, the relationship between Licensee and its consultants shall be outside the scope of this Agreement, and such consulting agreements shall not under any circumstances grant Licensee rights to any GTRC Proprietary Information.

11.	PROTECTION OF INTELLECTUAL PROPERTY

11.1

GTRC shall file any and all future patent applications, trademarks or copyright registrations (hereinafter “Intellectual Property Protection”), domestic and/or foreign, in GTRC’s name to protect the Technology. Any patent applications and patents issuing thereon shall be included within the definition of Patents being licensed hereunder and any copyright registration shall be included in the definition of Technology being licensed hereunder. GTRC shall deliver to Licensee copies of all patent applications, amendments, material related correspondence, and other material related matters for all Intellectual Property Protection within a reasonable period of time after such items are prepared by, received by or reported to GTRC. GTRC shall consult with Licensee prior to filing of any patent application and shall take into consideration any comments or suggestions made by Licensee with respect to such prosecution and maintenance.

11.2	To the extent possible, GTRC shall file foreign patent applications in those countries reasonably requested by Licensee or such other countries as GTRC may deem necessary and desirable. GTRC shall file such applications no later than 60 days after such request by Licensee and in any event at least 30 days prior to the expiration of any deadline related to such application (the “Application Filing Date”). If GTRC is unable for any reason to file any application requested by Licensee by the Application Filing Date, then GTRC shall promptly notify License prior to the Application Filing Date and Licensee shall be free to do so at Licensee’s own expense; provided, further, that (i) GTRC shall reimburse Licensee for an equitable portion of all reasonable costs, fees and expenses incurred in connection with the future filing, prosecution and maintenance of all Intellectual Property Protection as it relates to and is allocable to outside the Field of Use and the maintenance of any patent issuing thereon, (ii) while GTRC shall be the sole owner of any such patent applications filed by Licensee and any patents issuing thereon, such patent applications and patents shall be included within the definition of Patents hereunder, and (iii) Licensee will keep GTRC advised of the status of such prosecution and maintenance by providing GTRC with copies of all official communications with respect to such patent applications and patents, and Licensee shall take into consideration any comments or suggestions made by GTRC with respect to such prosecution and maintenance.

11.3	If, at any time during the term of this Agreement, either party elects to abandon its right in any pending Intellectual Property Protection or any patent, or copyright issued thereon, either domestic or foreign, it shall notify the other party of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such Intellectual Property Protection. Thereafter, the other party shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such Intellectual Property Protection and/or the maintenance of any such patent, or copyright solely at its own expense and if (a) the abandoning party is the Licensee, in such an event the rights granted under this Agreement shall become nonexclusive for such country or countries of the Territory, and (b) if the abandoning party is GTRC, then (i) Licensee shall be the sole and exclusive owner of such Intellectual Property Protection and any patents, copyrights or other rights issuing thereon and GTRC shall cooperate, at Licensee’s expense, to perfect Licensee’s rights to such patents and copyrights.

12.	NOTICE OF INFRINGEMENT AND ENFORCEMENT OF RIGHTS

12.1	In the event that Licensee or GTRC becomes aware of any actual or threatened infringement, misappropriation or other unauthorized use (“Infringement”) of Patents, or Technology licensed hereunder (hereinafter “Intellectual Property Rights”), that party shall promptly notify the other and the parties shall discuss the most appropriate actions to take. Both parties shall use their reasonable efforts in cooperating with each other to terminate such Infringement without litigation.

12.2	If Licensee and GTRC agree to jointly pursue enforcement of Intellectual Property Rights, then the parties hereto shall share equally all costs, fees and/or expenses incurred in connection with enforcement of Intellectual Property Rights provided only that each party’s maximum exposure for such costs, fees and expenses shall be an amount mutually agreed upon by the parties. Any payments accruing from such action to enforce the Intellectual Property Rights shall be paid to Licensee and GTRC in proportion to the parties’ respective contributions to all costs, fees and/or expenses incurred in such action.

12.3	In the event that the parties fail to agree to jointly pursue any enforcement action as contemplated in Section 12.2 within sixty (60) days after the date of notification of infringement, then Licensee alone may, in its sole discretion and at its own expense initiate and conduct an Infringement action and keep any settlement or award which may be obtained. In this event, GTRC shall cooperate with Licensee in the suit at Licensee’s expense. In the event that either party shall determine, for any reason, that it does not choose to enforce Intellectual Property Rights as contemplated in Section 12.2, then that party shall promptly (but in not event later than 60 days after the date of notification of infringement), notify the other party of such decision. The party choosing to enforce the Intellectual Property Rights may then proceed with such enforcement action solely at its own expense and any and all recoveries shall be awarded sole and exclusively to that party.

12.5	The parties recognize that GTRC may also license some of the Patents to third parties for outside the Field of Use; and if that does occur and there are infringement actions which affect both Licensee and said third party, then the parties agree that there will be cooperation between Licensor, Licensee and said third party(ies), subject to third party(ies) agreement, regarding the handling of the infringement claim and an equitable allocation of any settlement or award based upon the relative rights and contributions of GTRC, Licensee and the third party(ies). Notwithstanding anything to the contrary in this Section 12.5, any such third party(ies) has no obligation under this Agreement.

13	THIRD PARTY CLAIMS

13.1	In the event that any Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world, the party with notice of such claim shall promptly give notice to the other and the parties shall meet to consider the claim and the appropriate course of action. Licensee shall have the exclusive right to conduct the defense of any such suit brought against Licensee and shall have the sole right and authority to settle any such suit; provided, however, that Licensee shall not enter into any settlement that adversely affects GTRC’s rights or interests without GTRC’s written consent. GTRC shall cooperate with Licensee, as reasonably requested by Licensee, in connection with the defense of such claim. Notwithstanding the foregoing, GTRC shall have the sole and exclusive right to conduct the defense of any such suit brought against it at its own expense, and shall have the right and authority to settle any such suit brought against it; provided, however, that GTRC shall use reasonable efforts enter into any settlement that adversely affects Licensee’s rights or interest pursuant to this Agreement or otherwise. Licensee shall cooperate with GTRC, as reasonably requested by GTRC, in connection with the defense of such claim.

14.	INDEMNITY

14.1	Each party shall be responsible for its own acts and/or omissions. Neither party shall be responsible for the acts and/or omissions of the other party.

15	DISCLAIMER, WARRANTY AND LIMITATION OF LIABILITY

15.1	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, GTRC DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TECHNOLOGY, INCLUDING ITS CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN AND ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

15.2	In no event shall any party (“First Party”) be liable to the other party (“Other Party”) for any use of the Inventions by the Other Party or any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from or in connection with Other Party’s performance under this Agreement.

16.	REPRESENTATIONS

16.1

Patent Ownership. GTRC represents that (a) it has full right, power and authority to enter into this Agreement and to grant all of the right and interest in the Patent and Technology; (b) it has not granted any license or rights in or to any of the Patents or the Technology and is under no obligation to grant any such license or rights except for rights of the government reserved under the Bayh-Dole Act and except to Licensee pursuant to this Agreement; (c) there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied which are inconsistent or conflict with any provision of this Agreement; and to the best of its knowledge (d) GTRC has disclosed to Licensee all known inventors of the Technology who have performed research at GTRC’s or GIT’s, as the case may be, facilities, or in concert with GTRC, and it is the sole assignee of the Patent; and (e) it has disclosed to Licensee all material information relating to the Technology, and has authorized Licensee’s counsel to discuss any issues relating to the Patents.

16.2	Knowledge of Third Party Rights and Action. GTRC represents that (a) it has no knowledge, at the time of execution of this Agreement, that the Technology infringes any U.S. or foreign patent or copyright rights owned or controlled by any third party; (b) it is not aware of any existing or threatened infringement action or claim of invalidity or adverse ownership with respect to the subject matter of the Technology or the Patents for use in conjunction with the Products or of any facts which indicates that any such action or claim is likely to be instituted or asserted. (c) it is aware of related patents and has shared that knowledge with licensee.

16.3	Knowledge of Third Party Infringement. GTRC represents that is has no knowledge, at the time of execution of this Agreement, that any third party is infringing or would infringe any patent claims of the Invention.

17.	TRADEMARK

17.1	Except for the purposes of identifying the Technology, no right, title, interest or license to any trademark or service mark, is granted to Licensee.

18.	PRODUCT LIABILITY

18.1	Licensee shall, from the date of first sales of and Product and thereafter, during the term of this Agreement maintain in full force and effect a product liability insurance policy in the amount of one million ($1,000,000) U.S. Dollars and shall each year provide to GTRC evidence of such policy.

19.	RELATIONSHIP BETWEEN GTRC AND LICENSEE

19.1	GTRC and Licensee are and shall remain independent contractors and nothing herein shall create a partnership or joint venture between GTRC and Licensee.

20.	ADVERTISING, PUBLICITY AND PUBLICATIONS

20.1	Except as otherwise provided herein, Licensee shall not use the names of Georgia Tech Research Corporation, the Georgia Institute of Technology, Georgia Tech, the Georgia Tech Foundation or any of their respective affiliates or divisions in any advertisement or sales materials without the prior written consent of GTRC.

20.2	In any publication (including advertisements, sales and trade literature and instruction manuals) relating to the Invention used pursuant to this Agreement, Licensee shall, where practical, give due credit to GTRC, as owner and licensor and in the case of professional journals, trade publications and editorials to Mark Allen and Jennifer English as Inventor(s) of the Invention.

20.3	GTRC and the Inventor(s) shall have the right to publish papers and other scholarly materials on the Technology in the appropriate literature. Such publication shall in no event disclose any Licensee Confidential Information. GTRC and GIT may catalog and place such publications in the GIT library. Licensee shall have the right to review materials related to the Technology at least 30 days prior to its proposed publication or disclosure and shall have the right to request a delay in publication or disclosure for the purpose of filing patent protection and/or the removal of Licensee’s identified proprietary information. The delay period shall not exceed a total of sixty (60) days from the date the proposed publication is received by Licensee.

21.	TERM AND TERMINATION

21.1	This Agreement shall commence on the Effective Date of this Agreement and shall continue until the expiration of the last expiring patent covering any of the Technology licensed hereunder. Notwithstanding the foregoing, the obligations of the parties under Articles 5, 8, 14, 15,21 and 30 shall survive any termination of this Agreement.

21.2	In the event of the breach of a material obligation hereunder by either party, the non-breaching party shall inform the alleged breaching party of said breach in writing. The alleged breaching party shall have thirty (30) days from the date of said notification during which time to cure the breach. In the event the alleged breaching party does not cure the breach within thirty (30) days, the non-breaching party may terminate the Agreement upon written notification to the alleged breaching party.

21.3	Each party shall, within ten (10) days of termination of this Agreement for any reason, deliver to the other party all written documentation in the possession of such party which contains proprietary information of the other party. Notwithstanding anything to the contrary in this Section, GTRC may keep any information that may be deemed necessary by law.

22.	NOTICES

22.1	All notices required or permitted under this Agreement shall be in writing and will be deemed given if delivered personally, by express courier, by facsimile transmission (receipt verified) or sent by certified registered mail to Licensee or GTRC at the addresses set forth below (or such other addresses for a party as will be specified by a party to the other in like notice)

GTRC:

GEORGIA TECH RESEARCH CORPORATION

Centennial Research Building

Georgia Institute of Technology

Atlanta, Georgia 30332-0415

Attn: Director, Technology Licensing

LICENSEE:

CardioMEMS, Inc.

109 Waverly Lane

South Russell, Ohio 44022

Attn: Dr. Jay S. Yadav

With a copy to:

Cooley Godward LLP

Attn: Frank Rahmani

5 Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

23.	WAIVER

23.1	Waiver by either party of any term or provision of this Agreement shall not constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

24.	SEVERABILITY

24.1	If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

25.	GOVERNING LAW

25.1	This Agreement shall be construed in accordance with the laws of the State of Georgia, U.S.A.

26.	ENTIRE AGREEMENT

26.1	This Agreement is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. This License Agreement may not be modified or altered except by a written instrument duly executed by Licensee and GTRC.

27.	CUMULATIVE RIGHTS

27.1	Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative and not restrictive of those given by law.

28.	SECTION HEADINGS

28.1	Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

29.	ASSIGNMENT

29.1	Subject to this Section 29, Licensee may assign or transfer License (i) on a merger or reorganization of the Licensee with or into another entity or (ii) upon the sale of substantially all of the business or assets of the product line using the Technology, (iii) to any wholly-owned subsidiary or parent entity of Licensee. It is expressly understood by the parties that the License may be assigned to the Georgia Institute of Technology or the Board of Regents of the University System of the State of Georgia. Except as otherwise agreed herein, this Agreement may not be assigned by either party without the prior written consent of the other.

30.	DISPUTE RESOLUTION

30.1	In the event of a dispute relating to this Agreement, the parties shall endeavor to settle such dispute amicably prior to taking more formal action.

31.	SUCCESSORS AND ASSIGNS

31.1	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but nothing contained herein shall be deemed to permit assignment by either party except as otherwise permitted in this Agreement.

32.	INTERPRETATION

32.1	In the interpretation of this Agreement, words importing the singular or plural number shall be deemed to import the plural and singular number respectively, words denoting gender shall include all genders and references to persons shall include corporations or other bodies and vice versa.

33.	FORCE MAJEURE

33.1	Neither party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the parties, including, but not limited to, fire, floods, labor disputes, or other unforeseen circumstances.

{Remainder of Page Intentionally Left Blank}

IN WITNESS WHEREOF, the parties have set their hands and seals and duly executed this Agreement effective as of the date first above written.

GEORGIA TECH RESEARCH CORPORATION		CardioMEMS, Inc.

By:	/s/ Jilda D. Garton	By:	/s/ Jay Yadav
Typed Name:		Typed Name:	Jay Yadav, M.D
Title:		Title:	Chairman & CEO
Date:	4/9/01	Date:	4/3/01

By:	/s/ G. Duane Hutchinson
Typed Name:	G. Duane Hutchinson
Title:	Asst. Secretary & Asst. Treasurer
Date;	4-10-01

EXECUTION COPY

FIRST AMENDMENT AND CONSENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT AND CONSENT TO THE LICENSE AGREEMENT (hereinafter referred to as the “Amendment”) is made and entered into this 31st day of October, 2003, by and between GEORGIA TECH RESEARCH CORPORATION, a non-profit corporation organized and existing under the laws of the state of Georgia and with offices at the Georgia Institute of Technology, 505 Tenth Street, Atlanta, Georgia 30332-0415 (hereinafter referred to as “GTRC”); CardioMEMS, Inc., a corporation existing under the laws of the State of Delaware and having its principal offices at 75 5th St. N.W., Suite 205, Atlanta, Georgia 30308 (hereinafter “Licensee”); and MedSensor LLC, a Delaware limited liability corporation with a mailing address of 2872 Nottingham Lane, Hunting Valley, OH 44022 (“LLC”) Each of Licensee, LLC and GTRC may be referred to herein individually as a “Party” and jointly as the Parties.

WITNESSETH:

WHEREAS, GTRC and Licensee entered into a License Agreement, dated the 27th day of March, 2001 (hereinafter referred to as “License Agreement”) for an invention entitled “System and Method for Sensing Physical Properties” (hereinafter referred to as the “Technology”), which is the subject of GTRC Disclosure Number 1879 and United States Patent 6,111,520; and

WHEREAS, Licensee desires to sublicense its rights under the License Agreement to LLC, pursuant to the terms and conditions of a License Agreement between Licensee and LLC, substantially in the form attached hereto as Exhibit A (the “Sublicensing Agreement”); and

WHEREAS, GTRC and Licensee desire to amend the License Agreement as set forth below to allow Licensee to grant LLC the right to further sublicense such rights; and

WHEREAS, GTRC further desires to consent to the Sublicensing Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, Licensee, LLC, and GTRC mutually agree as follows:

1.	The following provision is added as Section 1.8 of the License Agreement:

“‘Affiliate’ shall mean (a) an entity that owns directly or indirectly, a controlling interest in a Party, (b) any entity in which a Party owns a controlling interest, by stock ownership or otherwise, or (c) any entity under common control with a Party, directly or indirectly. As used in this Section 1.8, the terms “controlling

1.

EXECUTION COPY

interest” and “common control” mean the ownership, directly or indirectly through the stockholders or members of an entity, of at least fifty percent (50%) of the voting securities or other ownership interest of the other entity, or the possession, directly or indirectly, of the power to direct the management or policies of the other entity, through the ownership of securities.

2.	Section 4.1 of the License Agreement is deleted in its entirety and the following Section 4.1 is hereby added in lieu thereof:

“4.1.	Subject to this Paragraph, Licensee may grant sublicenses, provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further assigned or sublicensed. Notwithstanding anything to the contrary in this Section 4.1, any rights sublicensed from Licensee to MedSensor LLC (“MedSensor”) may be further sublicensed provided that each sublicense granted by MedSensor contains restrictions at least as restrictive as those contained in this Section 4.1, unless such sublicense is to an Affiliate of MedSensor, in which case the restrictions on further sublicensing contained in this Section 4.1 shall not apply with respect to such Affiliate’s license but shall apply to any subsequent sublicense granted by such Affiliate to a non-Affiliate third party.”

3.	Section 14.1 of the License Agreement is deleted in its entirety and the following Section 14.1 is hereby added in lieu thereof:

“14.1	As between CardioMEMS and GTRC, each party shall be responsible for its own acts and/or omissions and for the acts and/or omissions of its Affiliates or sublicensees. Neither party shall be responsible for the acts and/or omissions of the other party or the other party’s Affiliates or sublicensees.”

4.	Except as amended by this Amendment, the License Agreement shall remain in full force and effect pursuant to the terms and conditions thereof.

5.	GTRC acknowledges that the Sublicense Agreement satisfies Licensee’s obligations under the License Agreement (as hereby amended in regards to LLC) and consents to the Sublicense Agreement.

(Signatures on Page 3)

2.

EXECUTION COPY

IN WITNESS WHEREOF, Licensee and GTRC have caused this Amendment to be executed by their duly authorized offices on the day and year first written above.

CARDIOMEMS, INC.		GEORGIA TECH RESEARCH CORPORATION

By:	/s/ David R. Stern	By:	/s/ George Harber
Title:	President & CEO	Title:	Director – Technology Licensing
Date:	November 5, 2003	Date:	October 31, 2003

		By:	/s/ Jilda D. Garton
		Title:	General Manager
		Date:	October 31, 2003

MEDSENSOR LLC

By:	Jay Yadav
Title:	Jay Yadav, M.D.
Date:	11/1/03

3.

EXHIBIT A

SUBLICENSING AGREEMENT

SECOND AMENDMENT TO THE LICENSE AGREEMENT

THIS SECOND AMENDMENT TO THE LICENSE AGREEMENT (hereinafter referred to as the “Amendment”) is made and entered into this 17th day of January, 2007, by and between GEORGIA TECH RESEARCH CORPORATION, a non-profit corporation organized and existing under the laws of the state of Georgia and with offices at the Georgia Institute of Technology, 505 Tenth Street, Atlanta, Georgia 30332-0415 (hereinafter referred to as “GTRC”); and CardioMEMS, Inc., a corporation existing under the laws of the State of Delaware and having its principal offices at 75 5th St. N.W., Suite 440, Atlanta, Georgia 30308 (hereinafter “Licensee”). Each of Licensee and GTRC may be referred to herein individually as a “Party” and jointly as the “Parties.”

WITNESSETH:

WHEREAS, GTRC and Licensee entered into a License Agreement, dated the 27th day of March, 2001, as amended November 6, 2003 (hereinafter referred to as “License Agreement”), for an invention entitled “System and Method for Sensing Physical Properties,” which is the subject of GTRC Disclosure Number 1879 and United States Patent 6,111,520; and

WHEREAS, GTRC and Licensee desire to amend the License Agreement as set forth below to expand the field of the license and, in return, to grant GTRC the right to purchase additional common stock of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, Licensee and GTRC mutually agree as follows:

1.	Section 1.2 of the License Agreement is deleted in its entirety and the following Section 1.2 is hereby added in lieu thereof:

“1.2 “Field of Use” shall mean (a) medical diagnostic equipment, implants and prostheses, medical monitoring equipment, surgical and medical equipment, medical services and applications, and medical therapeutic equipment and (b) hydraulic and industrial fluidic components, systems, and processes.”

2.	As consideration for GTRC’s entering into this Amendment, Licensee shall pay GTRC an annual maintenance fee of Four Thousand Dollars ($4,000) on each anniversary of the Effective Date, which amount shall be in addition to the annual maintenance fee owed by Licensee pursuant to Section 3.2 of the License Agreement.

3.	As further consideration for GTRC’s entering into this Amendment, Licensee shall issue to GTRC 40,000 shares of the common stock of Licensee on the terms and conditions as set forth in a stock purchase agreement (“Stock Purchase Agreement”) to be entered between Licensee and GTRC. The Stock Purchase Agreement shall be substantially in the form set forth in Exhibit A.

1

4.	Except as amended by this Amendment, the License Agreement shall remain in full force and effect pursuant to the terms and conditions thereof.

(Signatures on Page 3)

2.

IN WITNESS WHEREOF, Licensee and GTRC have caused this Amendment to be executed by their duly authorized officers on the day and year first written above.

CARDIOMEMS, INC.		GEORGIA TECH RESEARCH CORPORATION

By:	/s/ Jay Yadav	By:	/s/ Kevin Wozniak 1-18-07
Name:	Jay Yadav	Name:	Kevin Wozniak
Title:	Chairman & CEO	Title:	Assoc Director

		By:	/s/ G. Duane Hutchison
		Name:	G. Duane Hutchison
		Title:	Assistant Secretary

3

EXHIBIT A

COMMON STOCK PURCHASE AGREEMENT